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                                                                   EXHIBIT 99.1


                                 PRESS RELEASE
===============================================================================
Blue River Bancshares, Inc. o 29 East Washington Street, P. O. Box 927
o Shelbyville, Indiana 46176


FOR IMMEDIATE RELEASE

DATE:       August 13, 2002
CONTACT:    Lawrence T. Toombs, President
            Blue River Bancshares, Inc.
            (317) 398-9721



                   BLUE RIVER BANCSHARES ANNOUNCES ADOPTION OF
                               FASB STATEMENT 142,
       SECOND QUARTER EARNINGS, AND CERTIFICATION OF FINANCIAL STATEMENTS

Shelbyville, Indiana -- Blue River Bancshares, Inc. (NasdaqSC: BRBI) today announced earnings for the second quarter and 6 months ended through June 30, 2002, including a $2.5 million charge to expense for the goodwill associated with the acquisition of Shelby County Bank in June 1998. The one-time charge to earnings of $2,489,021 represents the cumulative effect of the initial adoption of Financial Accounting Standards Board Statement No. 142 which changed the accounting for goodwill.

Larry Toombs, President of Blue River stated that: "The goodwill attributable to the acquisition of Shelby County Bank had been amortized through December 31, 2001. The new accounting requirements were thoroughly reviewed by management, and an independent analysis was completed with the assistance of Donnelly, Penman, French & Haggerty, an investment banking company. Management determined that the remaining goodwill was impaired and required to be expensed pursuant to SFAS No. 142. The adoption of SFAS No. 142 does not impact the




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operations of Blue River or the Bank. There is no impact on cash or liquidity;
and although total Shareholders' Equity is reduced by this amount, the Tangible Capital of Blue River and the regulatory Risk Based Capital ratios of the Bank remain the same. The Bank remains "well-capitalized" under banking regulations.

The net loss for the three months ended June 30, 2002 before the cumulative effect of change in the accounting for goodwill was $221,233 or of $.14 per share compared to a net loss of $352,769 or $.23 per share for the same period in 2001.

A reduction in net interest income before provision for loan losses resulted from a decrease in interest income of $1,078,000, partially offset by a reduction in interest expense of $694,000. These variances were impacted by the sale of the Fort Wayne, Indiana banking centers on December 31, 2001.

For the three month period ended June 30, 2002, the provision for loan loss decreased to $0 from $75,000 for the three months ended March 31, 2002. During the second quarter of 2002, no significant changes were observed in the borrowers on the classified borrowers list, nor were there substantial net charge-offs for the period.

The total assets of Blue River at June 30, 2002 were $114,528,000, a decrease of $11,262,000 form December 31, 2001. The Bank continues to focus on improving net interest income and overall profitability while the total assets of Blue River have been decreased in order to maintain a regulatory capital rating of "well-capitalized."



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On August 13, 2002, pursuant to 18 U.S.C. Section 1350 as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002, Blue River submitted to the Securities and Exchange Commission the certification by its Chief Executive Officer and Principal Accounting Officer of the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2002.


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